Term Sheet W85 To prospectus supplement dated July 31, 2015, prospectus addendum dated January 1, 2016 and prospectus dated July 31, 2015	Registration Statement No. 333-206013 Dated January 5, 2016; Rule 433
Deutsche Bank

Structured Investments	Deutsche Bank AG Call Warrants Linked to the MDAX® Index (Total Return) Expiring January 11, 2019

General

•	The call warrants (the “warrants”) are designed for investors who seek a leveraged return at expiration based on the increase, if any, in the MDAX® Index (Total Return) (the “Index”), which measures the performance of the shares of 50 mid-cap companies from classic sectors (i.e., sectors other than technology sectors) that are listed on the FWB® Frankfurt Stock Exchange. If the Final Level of the Index is less than or equal to the Strike Level, which is 100% of the Initial Level, the warrants will expire worthless and investors will lose their entire investment in the warrants. If the Final Level is greater than the Strike Level, investors will receive a cash payment upon expiration based on the performance of the Index. In this circumstance, investors will still lose some or a significant portion of their initial investment if the level of the Index does not increase sufficiently to offset the Warrant Premium. Any payment on the warrants is subject to the credit of the Issuer.
•	The warrants are risky investments. The warrants will be exercised automatically on the Expiration Date and you do not have the right to exercise your warrants prior to the Expiration Date. You will not be able to purchase the warrants unless you have an options-approved brokerage account. The warrants involve a high degree of risk and are not appropriate for investors who cannot sustain a total loss of their investment. You must be able to understand and bear the risk of an investment in the warrants and you should be experienced with respect to options and option transactions.
•	Unsecured contractual obligations of Deutsche Bank AG expiring January 11, 2019
•	Minimum initial investment of $10,063.00 or 58 warrants, each with a Notional Amount of $1,000 (and then in increments of one warrant thereafter), resulting in an aggregate minimum Notional Amount of $58,000.
•	The warrants are expected to price on or about January 8, 2016 (the “Trade Date”) and are expected to settle on or about January 13, 2016 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Index:	MDAX® Index (Total Return) (Ticker: MDAX)
Issue Price per Warrant:	Equal to the Warrant Premium
Warrant Premium:	$173.50 per warrant (equal to 17.35% of the Notional Amount)
Notional Amount:	$1,000 per warrant
Warrant Premium Percentage:	17.35%, equal to the Warrant Premium divided by the Notional Amount
Payment at Expiration:	On the Expiration Date, the warrants will be automatically exercised and you will receive a cash payment per warrant equal to the Cash Settlement Amount, which could be zero.
Cash Settlement Amount:

With respect to each warrant, the Cash Settlement Amount will be calculated as follows:

If the Final Level is greater than the Strike Level,

$1,000 x Index Strike Return

If the Final Level is less than or equal to the Strike Level, $0.

If the Final Level is less than or equal to the Strike Level, the Index Strike Return will be negative or zero and the warrants will expire worthless. If the level of the Index does not increase, you will lose your entire investment in the warrants. In addition, if the Final Level is not sufficiently greater than the Strike Level to offset the Warrant Premium, you will lose a portion of your initial investment. In order to receive a positive return on your investment, the Final Level must be greater than the Strike Level by a percentage greater than the Warrant Premium Percentage.

Index Strike Return:	Calculated as follows:
Final Level – Strike Level
Initial Level
Initial Level:	The closing level of the Index on the Trade Date
Final Level:	The closing level of the Index on the Final Valuation Date
Strike Level:	100% of the Initial Level
Trade Date[2]:	January 8, 2016
Settlement Date[2]:	January 13, 2016
Final Valuation Date[1,2]:	January 8, 2019
Expiration Date[1,2]:	January 11, 2019
Listing:	The warrants will not be listed on any securities exchange.
CUSIP/ISIN:	25190F566 / US25190F5668
[1]	Subject to adjustment as described under “General Terms of the Warrants — Market Disruption Events” in this term sheet.
[2]	In the event that we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and Expiration Date may be changed so that the stated term of the warrants remains the same.

Investing in the warrants involves a number of risks, including the risk that the warrants expire worthless and you lose your entire investment. See “Risk Factors” beginning on page PS-5 of the accompanying prospectus supplement, page 2 of the prospectus addendum and page 12 of the accompanying prospectus and “Selected Risk Considerations” beginning on page 7 of this term sheet.

The Issuer’s estimated value of the warrants on the Trade Date is approximately $133.40 to $138.40 per warrant, which is substantially less than the Issue Price. Please see “Issuer’s Estimated Value of the Warrants” on page 2 of this term sheet for additional information.

By acquiring the warrants, you will be bound by, and deemed to irrevocably consent to, the imposition of any Resolution Measure (as defined below) by our competent resolution authority, which may include the write down of all, or a portion, of any payment on the warrants or the conversion of the warrants into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the warrants. Please see “Resolution Measures and Deemed Agreement” on page 3 of this term sheet for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the warrants or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplement, prospectus addendum or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Fees(1)	Proceeds to Issuer
Per warrant	$173.50	$6.50	$167.00
Total	$	$	$
(1)	J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as agents for the warrants. The agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the agents receive from sales to accounts other than such fiduciary accounts. The agents will receive a fee from us that will not exceed $6.50 per warrant. For more information, see “Supplemental Plan of Distribution” in this term sheet.

The warrants are not bank deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

JPMorgan

Placement Agent

January 5, 2016

Issuer’s Estimated Value of the Warrants

The Issuer’s estimated value of the warrants is our valuation of the warrants calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the warrants or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the warrants on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the warrants. The difference between the Issue Price and the Issuer’s estimated value of the warrants on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the warrants through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the warrants on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your warrants in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the warrants from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the warrants on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the warrants determined by reference to our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the warrants and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our warrants for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the warrants on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures and Deemed Agreement

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to a single European resolution authority which works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities under a European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (“SRM Regulation”). Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the warrants may be subject to any Resolution Measure by our competent resolution authority if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the warrants, you will be bound by and deemed to irrevocably consent to the provisions set forth in the accompanying prospectus addendum, which we have summarized below.

By acquiring the warrants, you will be bound by and will be deemed to irrevocably consent to the imposition of any Resolution Measure by our competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the warrants may be subject to the powers exercised by our competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the warrants; (ii) convert the warrants into ordinary shares of (a) the issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the warrants to another entity, the amendment, modification or variation of the terms and conditions of the warrants or the cancellation of the warrants. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the warrants, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the warrants to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default under the warrants or under the warrant agreement dated November 15, 2007 between us and Deutsche Bank Trust Company Americas (“DBTCA”), as warrant agent, as amended and supplemented from time to time (the “Warrant Agreement”);

•	waive, to the fullest extent permitted by applicable law, any and all claims against the warrant agent for, agree not to initiate a suit against the warrant agent in respect of, and agree that the warrant agent will not be liable for, any action that the warrant agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the warrants; and

•	will be deemed irrevocably to have (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the warrants; (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any participant in DTC or other intermediary through which you hold such warrants to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the warrants as it may be imposed, without any further action or direction on your part or on the part of the warrant agent; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measure” section of the accompanying prospectus addendum are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the issuer relating to the terms and conditions of the warrants.

This is only a summary, for more information please see the accompanying prospectus addendum dated January 1, 2016.

Additional Terms Specific to the Warrants

You should read this term sheet together with the prospectus supplement dated July 31, 2015 relating to our warrants, the prospectus addendum dated January 1, 2016 and the prospectus dated July 31, 2015. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus supplement dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006049/crt-dp58160_424b2.pdf

Prospectus addendum dated January 1, 2016:

http://www.sec.gov/Archives/edgar/data/1159508/000095010316009887/crt-dp62226_424b3.pdf

Prospectus dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000119312515273165/d40464d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the warrants and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this term sheet and in “Risk Factors” in the accompanying prospectus supplement, prospectus addendum and prospectus, as the warrants involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the warrants.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus addendum, prospectus supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the warrants at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the warrants prior to their issuance. We will notify you in the event of any changes to the terms of the warrants and you will be asked to accept such changes in connection with your purchase of any warrants. You may choose to reject such changes, in which case we may reject your offer to purchase the warrants.

What Is the Cash Settlement Amount, Assuming a Range of Performances for the Index?

The table and examples below illustrate the potential Cash Settlement Amounts per warrant on the Expiration Date for a hypothetical range of performances of the Index from -100.00% to 100.00%. The hypothetical Cash Settlement Amounts set forth below reflect the Strike Level of 100% of the Initial Level, the Warrant Premium Percentage of 17.35% and the Warrant Premium of $173.50 per warrant and assume a hypothetical Initial Level of 20,000.00. The actual Initial Level and Strike Level will be determined on the Trade Date. The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to an investor in the warrants. The numbers appearing in the following table and examples may have been rounded for ease of analysis.

Hypothetical Final Level	Percentage Change from Initial Level	Hypothetical Index Strike Return	Cash Settlement Amount	Cash Settlement Amount minus Warrant Premium	Cash Settlement Amount minus Warrant Premium as Percentage Return on Warrant Premium
40,000.00	100.00%	100.00%	$1,000.00	$826.50	476.37%
38,000.00	90.00%	90.00%	$900.00	$726.50	418.73%
36,000.00	80.00%	80.00%	$800.00	$626.50	361.10%
34,000.00	70.00%	70.00%	$700.00	$526.50	303.46%
32,000.00	60.00%	60.00%	$600.00	$426.50	245.82%
30,000.00	50.00%	50.00%	$500.00	$326.50	188.18%
28,000.00	40.00%	40.00%	$400.00	$226.50	130.55%
26,000.00	30.00%	30.00%	$300.00	$126.50	72.91%
24,000.00	20.00%	20.00%	$200.00	$26.50	15.27%
23,470.00	17.35%	17.35%	$173.50	$0.00	0.00%
23,000.00	15.00%	15.00%	$150.00	-$23.50	-13.54%
22,000.00	10.00%	10.00%	$100.00	-$73.50	-42.36%
21,000.00	5.00%	5.00%	$50.00	-$123.50	-71.18%
20,000.00	0.00%	0.00%	$0.00	-$173.50	-100.00%
18,000.00	-10.00%	-10.00%	$0.00	-$173.50	-100.00%
16,000.00	-20.00%	-20.00%	$0.00	-$173.50	-100.00%
14,000.00	-30.00%	-30.00%	$0.00	-$173.50	-100.00%
12,000.00	-40.00%	-40.00%	$0.00	-$173.50	-100.00%
10,000.00	-50.00%	-50.00%	$0.00	-$173.50	-100.00%
8,000.00	-60.00%	-60.00%	$0.00	-$173.50	-100.00%
6,000.00	-70.00%	-70.00%	$0.00	-$173.50	-100.00%
4,000.00	-80.00%	-80.00%	$0.00	-$173.50	-100.00%
2,000.00	-90.00%	-90.00%	$0.00	-$173.50	-100.00%
0.00	-100.00%	-100.00%	$0.00	-$173.50	-100.00%

Hypothetical Examples of Amounts Payable at Expiration

The following hypothetical examples illustrate how the Cash Settlement Amounts set forth above are calculated.

Example 1: The level of the Index increases 30.00% from the Initial Level of 20,000.00 to a Final Level of 26,000.00. Because the Final Level of 26,000.00 is greater than the Strike Level of 20,000.00, the Index Strike Return is 30.00% and the investor will be entitled to receive a Cash Settlement Amount of $300.00 per warrant, calculated as follows:

$1,000 x Index Strike Return

$1,000 x 30.00% = $300.00

Taking into account the investor’s payment of the Warrant Premium of $173.50, the payment of the Cash Settlement Amount of $300.00 represents a gain of $126.50 per warrant, or 72.91% of the initial investment of $173.50.

Example 2: The level of the Index increases 5.00% from the Initial Level of 20,000.00 to a Final Level of 21,000.00. Because the Final Level of 21,000.00 is greater than the Strike Level of 20,000.00, the Index Strike Return is 5.00% and the investor will be entitled to receive a Cash Settlement Amount of $50.00 per warrant, calculated as follows:

$1,000 x Index Strike Return

$1,000 x 5.00% = $50.00

In this example, because the Final Level is greater than the Strike Level by only 5.00%, which is less than the Warrant Premium Percentage of 17.35%, the investor’s Cash Settlement Amount of $50.00 per warrant will result in a -71.18% loss of its initial investment of $173.50.

Example 3: The Final Level of 20,000.00 is the same as the Initial Level. Because the Final Level of 20,000.00 is equal to the Strike Level, the Index Strike Return is 0.00% and the warrants expire worthless. As a result, the investor will lose its entire investment in the warrants.

Example 4: The level of the Index decreases 30.00% from the Initial Level of 20,000.00 to a Final Level of 14,000.00. Because the Final Level of 14,000.00 is less than the Strike Level of 20,000.00, the Index Strike Return is -30.00% and the warrants expire worthless. As a result, the investor will lose its entire investment in the warrants.

Selected Purchase Considerations

•	UNCAPPED APPRECIATION POTENTIAL; LOSS OF ENTIRE INVESTMENT IF THE LEVEL OF THE INDEX DOES NOT INCREASE — The warrants provide exposure to the performance of the Index if the Final Level is greater than the Strike Level by a percentage greater than the Warrant Premium Percentage of 17.35%. For example, if the closing level of the Index increases 30.00% from the Initial Level to the Final Level, investors will receive a Cash Settlement Amount of $300.00 at expiration, representing a gain of 117.39% of the initial investment of $173.50. If the Final Level is greater than the Strike Level but by a percentage less than the Warrant Premium Percentage, you will lose some or a significant portion of your initial investment. If the Final Level is less than or equal to the Strike Level, the warrants will expire worthless and you will lose your entire investment in the warrants. Any payment on the warrants at expiration is subject to our ability to satisfy our obligations as they become due. You should read this term sheet carefully and understand the terms of the warrants and the manner in which the Cash Settlement Amount is determined before deciding that an investment in the warrants is suitable for you.

•	THE WARRANTS ARE SUITABLE ONLY FOR INVESTORS WITH OPTIONS-APPROVED ACCOUNTS — You will not be able to purchase the warrants unless you have an options-approved brokerage account. The warrants involve a high degree of risk and are not appropriate for every investor. You must be able to understand and bear the risk of an investment in the warrants and you should be experienced with respect to options and option transactions.

•	RETURN LINKED TO THE PERFORMANCE OF THE MDAX® Index (Total Return) — The return on the warrants, which may be positive, zero or negative, is linked to the performance of the MDAX® Index (Total Return) as described herein. The MDAX® Index (Total Return) is a stock index calculated, published and disseminated by Deutsche Börse AG. The MDAX® Index measures the performance of the shares of 50 mid-cap companies from classic sectors (i.e., sectors other than technology sectors) that are listed on the FWB® Frankfurt Stock Exchange (the “FWB”) and, in terms of market capitalization and stock exchange trading volume, rank below the DAX® Index. The DAX® Index is comprised of the 30 largest and most actively traded companies listed on the FWB. The MDAX® Index is a performance (i.e., total return) index, which reinvests all income from dividend and bonus payments in the MDAX® portfolio. This is only a summary of the MDAX® Index (Total Return). For more information on the MDAX® Index (Total Return), including information concerning its composition, calculation methodology and adjustment policy, please see “The MDAX® Index (Total Return)” in this term sheet.

•	MINIMUM INITIAL INVESTMENT — The minimum initial investment is $10,063.00 or 58 warrants, each with a Notional Amount of $1,000 (and then in increments of one warrant thereafter), resulting in an aggregate minimum Notional Amount of $58,000.

•	TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the warrants will be treated for U.S. federal income tax purposes as cash-settled options. Generally, (i) you will not recognize taxable income or loss with respect to a warrant prior to its exercise or lapse, other than pursuant to a taxable disposition, and (ii) the gain or loss on your warrant will be capital gain or loss and will be long-term capital gain or loss if you have held the warrant for more than one year.

You should review carefully the section of the accompanying prospectus supplement entitled “United States Federal Income Taxation.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the warrants.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the warrants.

For a discussion of certain German tax considerations relating to the warrants, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the warrants, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the warrants involves significant risks. Investing in the warrants is not equivalent to investing directly in the stocks composing the Index. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying prospectus supplement, prospectus addendum and prospectus.

•	THE WARRANTS ARE A RISKY INVESTMENT AND THE WARRANTS WILL EXPIRE WORTHLESS IF THE FINAL LEVEL IS LESS THAN OR EQUAL TO THE STRIKE LEVEL — The warrants are highly speculative and highly leveraged. If the Final Level is less than or equal to the Strike Level, the warrants will expire worthless and you will lose your entire investment in the warrants. The warrants are not suitable for investors who cannot sustain a total loss of their investment. You should be willing and able to sustain a total loss of your investment in the warrants.

•	YOU MAY LOSE SOME OR a SIGNIFICANT PORTION OF YOUR INITIAL INVESTMENT EVEN IF THE FINAL LEVEL IS GREATER THAN THE STRIKE LEVEL — Even if the Final Level is greater than the Strike Level, you will lose some or a significant portion of your initial investment if the Final Level is greater than the Strike Level but by a percentage less than the Warrant Premium Percentage of 17.35%. In order for you to receive a Cash Settlement Amount greater than your initial investment, the Final Level must be greater than the Strike Level by a percentage greater than the Warrant Premium Percentage.

•	The warrants are suitable only for investors with options-approved accounts — You will not be able to purchase the warrants unless you have an options-approved brokerage account. The warrants involve a high degree of risk and are not appropriate for every investor. You must be able to understand and bear the risk of an investment in the warrants and you should be experienced with respect to options and option transactions.

•	The warrants do not provide for ANY coupon payments or Voting rights — As a holder of the warrants, you will not receive any coupon payments and you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks composing the Index would have.

•	THE warrants ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The warrants are unsecured contractual obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the warrants depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the warrants. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the warrants, and in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the warrants and you could lose your entire investment.

•	THE WARRANTS MAY BE WRITTEN DOWN, BE CONVERTED INTO ORDINARY SHARES OR OTHER INSTRUMENTS OF OWNERSHIP OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — On May 15, 2014, the European Parliament and the Council of the European Union adopted the Bank Recovery and Resolution Directive establishing a framework for the recovery and resolution of credit institutions and investment firms. The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. To implement the Bank Recovery and Resolution Directive, Germany adopted the Resolution Act, which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to a single European resolution authority which works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities under the SRM Regulation. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the warrants are subject to the powers exercised by the competent resolution authority to impose a Resolution Measure on us, which may include: writing down, including to zero, any claim for payment on the warrants; converting the warrants into ordinary shares of (i) the issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the warrants to another entity, amending, modifying or varying the terms and conditions of the warrants or cancelling of the warrants. The competent resolution authority may apply Resolution Measures individually or in any combination.

The German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”) provides that, among the unsecured unsubordinated obligations of the issuer, those obligations that are excluded from the statutory definition of “debt instruments” under the Resolution Mechanism Act would be satisfied first in a German insolvency proceeding with respect to the issuer. This prioritization would also be given effect in a resolution proceeding with respect to the issuer, so that obligations excluded from the statutory definition of “debt instruments” would be written down or converted into common equity tier 1 instruments only after eligible liabilities that are debt instruments have been written down or so converted. Among those unsecured unsubordinated obligations that fall outside the statutory definition of “debt instruments” and would be satisfied first under the Resolution Mechanism Act are senior unsecured debt instruments whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate and is settled by monetary payment. This order of priorities would apply to resolution and German insolvency proceedings commenced on or after January 1, 2017 with retroactive effect for outstanding debt instruments of the issuer. In a resolution or German insolvency proceeding with respect to the issuer, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “Structured Debt Securities,” and which do not, referred to herein as the “Non-Structured Debt Securities.” In a resolution or German insolvency proceeding with respect to the issuer, the warrants are expected to be among the unsecured unsubordinated obligations that would be satisfied before the Non-Structured Debt Securities as described above. Imposition of a Resolution Measure would likely occur if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool. You may lose some or all of your investment in the warrants if a Resolution Measure becomes applicable to us.

By acquiring the warrants, you would have no claim or other right against us arising out of any Resolution Measure, and we would have no obligation to make payments under the warrants following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default under the warrants or under the Warrant Agreement. Furthermore, because the warrants are subject to any Resolution Measure, secondary market trading in the warrants may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the warrants, you waive, to the fullest extent permitted by applicable law, any and all claims against the warrant agent for, agree not to initiate a suit against the warrant agent in respect of, and agree that the warrant agent will not be liable for, any action that the warrant agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the warrants. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE WARRANTS ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE WARRANTS — The Issuer’s estimated value of the warrants on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the warrants. The difference between the Issue Price and the Issuer’s estimated value of the warrants on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the warrants through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the warrants is determined by reference to our pricing models. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your warrants or otherwise value your warrants, that price or value may differ materially from the estimated value of the warrants determined by reference to our pricing models. This difference is due to, among other things, any difference in pricing models or assumptions used by any dealer who may purchase the warrants in the secondary market.

•	INVESTING IN THE warrants IS NOT THE SAME AS A HYPOTHETICAL INVESTMENT IN THE INDEX — Your return on the warrants, if any, will not reflect the return you would realize if you actually owned such stocks composing the Index and received any payments made with respect to the stocks composing the Index. If the Index increases sufficiently above the Strike Level on the Final Valuation Date, you will receive a percentage return on your initial investment that is greater than the percentage increase in the level of the Index from the Trade Date. However, unlike a direct investment in the stocks composing the Index, if the Index does not increase above the Strike Level on the Final Valuation Date, you will lose your entire investment in the warrants.

•	IF THE LEVEL OF THE INDEX CHANGES, THE VALUE OF YOUR WARRANTS MAY NOT CHANGE IN THE SAME MANNER — Your warrants may trade quite differently from the level of the Index. Changes in the level of the Index may not result in comparable changes in the value of your warrants.

•	The Warrants Are Subject to Risks Associated with Mid-Size Capitalization Companies — The stocks composing the Index are issued by companies with mid-sized market capitalization. The stock prices of mid-size companies may be less liquid and more volatile than stock prices of large capitalization companies. Mid-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Mid-size capitalization companies may also be more susceptible to adverse developments related to their products or services.

•	THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN WARRANTS LINKED TO THE VALUES OF EQUITY SECURITIES ISSUED BY GERMAN COMPANIES — The Index is composed of equity securities that are issued by German companies. Because the component stocks trade on the FWB® Frankfurt Stock Exchange, the warrants are also subject to the risks associated with German securities markets. Generally, German securities markets may be less liquid and more volatile than U.S. securities markets and market developments may affect German securities markets differently than U.S. securities markets, which may adversely affect the level of the Index and the value of your warrants. Furthermore, there are risks associated with investments in warrants linked to the values of equity securities issued by German companies. There is generally less publicly available information about German companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and German companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by German companies may be adversely affected by political, economic, financial and social factors that may be unique to Germany. These factors include the possibility of recent or future changes in the German government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of Germany), the presence, and extent, of cross shareholdings in German companies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to German companies or investments in German securities and the possibility of fluctuations in the rate of exchange between the euro and the U.S. dollar. Moreover, certain aspects of the German economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•	THE PERFORMANCE OF THE INDEX WILL NOT BE ADJUSTED FOR CHANGES IN THE EURO RELATIVE TO THE U.S. DOLLAR — The Index is composed of stocks denominated in euro. Because the level of the Index is also calculated in euro (and not in U.S. dollars), the performance of the Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. Therefore, if the euro strengthens or weakens relative to the U.S. dollar over the term of the warrants, you will not receive any additional payment or incur any reduction in your return on the warrants at expiration.

•	THE Sponsor OF The Index may adjust The Index in ways that affect the level of The Index and has NO obligation to consider your interests — The sponsor of the Index (the “Index Sponsor”) is responsible for calculating and maintaining the Index. The Index Sponsor can add, delete or substitute the Index components or make other methodological changes that could change the level of the Index. You should realize that the changing of Index components may affect the Index, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the warrants and the Cash Settlement Amount. The Index Sponsor has no obligation to consider your interests in calculating or revising the Index.

•	The warrants are non-standardized options — The warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the SEC. The warrants are our unsecured contractual obligations and will rank equally and pari passu with our other unsecured contractual obligations and with our unsecured and unsubordinated debt obligations, subject to any statutory priority regime of the jurisdiction of our incorporation (or, in the case of warrants issued by us through a branch, of the jurisdiction where the branch is established) that provides certain claims will be satisfied first in a resolution or German insolvency proceeding with respect to the issuer. Thus, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, investors in the warrants may look solely to Deutsche Bank AG for performance of its obligation to pay the Cash Settlement Amount, if any, upon the automatic exercise of the warrants. Additionally, the secondary market for the warrants, if any exists, is not expected to be as liquid as the market for OCC standardized options and, therefore, sales of the warrants prior to the Expiration Date may yield a sale price that is lower than the theoretical value of the warrants based on the then-prevailing level of the Index. See also “The Warrants Will Not Be Listed and There Will Likely Be Limited Liquidity” below.

•	THE TIME REMAINING TO THE EXPIRATION DATE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE WARRANTS — A portion of the market value of a warrant at any time depends on the value of the Index at such time relative to the Strike Level and is known as the “intrinsic value” of the warrant. If the closing level of the Index is higher than the Strike Level at any time, the intrinsic value of the warrant is positive and the warrant is considered “in the money”; whereas, if the closing level of the Index is lower than the Strike Level at any time, the intrinsic value of the warrant is zero and the warrant is considered “out of the money.” Another portion of the market value of a warrant at any time prior to expiration depends on the length of time remaining until the Expiration Date and is known as the “time value” of the warrant. After the Trade Date, the time value of the warrant represents its entire value; thereafter, the time value generally diminishes until, at expiration, the time value of the warrant is zero. Assuming all other factors are held constant, the risk that the warrants will expire worthless will increase the more the closing level of the Index falls below the Strike Level and the shorter the time remaining until the Expiration Date. Therefore, the market value of the warrants will reflect both the rise or decline in the level of the Index and the time remaining to the Expiration Date, among other factors. See also “Assuming No Changes In Market Conditions And Other Relevant Factors, The Price You May Receive For Your Warrants In Secondary Market Transactions Would Generally Be Lower Than Both The Issue Price And The Issuer’s Estimated Value Of The Warrants On The Trade Date” below.

•	The warrants will be automatically exercised on the Expiration Date — The warrants will be automatically exercised on the Expiration Date. Neither you nor we can exercise the warrants at any time prior to the Expiration Date. Accordingly, unless you sell the warrants prior to the Expiration Date, you will not be able to capture any beneficial changes in the levels of the Index prior to the Final Valuation Date. Further, you do not have a choice as to whether the warrants will be automatically exercised on the Expiration Date. Accordingly, you will not be able to benefit from any increase in the levels of the Index that occurs after the Final Valuation Date.

•	PAST PERFORMANCE OF THE INDEX IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Index over the term of the warrants may bear little relation to the historical closing levels of the Index and/or the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Index or whether the performance of the Index will result in the return of any of your investment.

•	Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Warrants in Secondary Market Transactions Would Generally Be Lower than Both the Issue Price and the Issuer’s Estimated Value of the Warrants on the Trade Date — The Issuer’s estimated value of the warrants on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the warrants. The Issuer’s estimated value of the warrants on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your warrants in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the warrants from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the warrants on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the warrants determined by reference to our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the warrants and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our warrants for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the warrants on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the warrants and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your warrants, including the price you may receive in any secondary market transactions. Any sale prior to the Expiration Date could result in a substantial loss to you. The warrants are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your warrants to expiration.

•	THE WARRANTS WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED Liquidity — The warrants will not be listed on any securities exchange. There may be little or no secondary market for the warrants. We or our affiliates intend to act as market makers for the warrants but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the warrants when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the warrants, the price at which you may be able to sell your warrants is likely to depend on the price, if any, at which we or our affiliates are willing to buy the warrants. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the warrants. If you have to sell your warrants prior to expiration, you may not be able to do so or you may have to sell them at a substantial loss.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE Warrants — While we expect that, generally, the level of the Index will affect the value of the warrants more than any other single factor, the value of the warrants prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time remaining to the Expiration Date of the warrants;

•	the market prices and dividend rates of the stocks composing the Index;

•	interest rates and yields in the market generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Index or the markets generally;

•	the composition of the Index;

•	supply and demand for the warrants; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	TRADING AND OTHER TRANSACTIONS BY US, JPMORGAN CHASE & CO. OR OUR OR ITS AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE WARRANTS — We or our affiliates expect to hedge our exposure from the warrants by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We, JPMorgan Chase & Co. or our or its affiliates may also engage in trading in instruments linked or related to the Index on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the level of the Index and, therefore, make it less likely that you will receive a positive return on your investment in the warrants. It is possible that we, JPMorgan Chase & Co. or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the warrants declines. We, JPMorgan Chase & Co. or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Index. To the extent we, JPMorgan Chase & Co. or our or its affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our, JPMorgan Chase & Co.’s or our or its affiliates’ interests with respect to such products may be adverse to those of the holders of the warrants. Introducing competing products into the marketplace in this manner could adversely affect the level of the Index and the value of the warrants. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the warrants.

•	WE, JPMORGAN CHASE & CO. OR OUR OR ITS AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE WARRANTS. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE LEVEL OF THE INDEX AND THE VALUE OF THE WARRANTS — We, JPMorgan Chase & Co. or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the level of the Index and the value of the warrants, or express opinions or provide recommendations that are inconsistent with purchasing or holding the warrants. Any research, opinions or recommendations expressed by us, JPMorgan Chase & Co. or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the warrants and the Index.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the warrants, including acting as Calculation Agent (as defined below), hedging our obligations under the warrants and determining the Issuer’s estimated value of the warrants on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the warrants from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the warrants. The Calculation Agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the warrants on any relevant date or time. The Calculation Agent will also be responsible for determining whether a Market Disruption Event (as defined below) has occurred. Any determination by the Calculation Agent could adversely affect the return on the warrants.

The MDAX® Index (Total Return)

We have derived all information contained in this term sheet regarding the MDAX® Index (Total Return) (the “MDAX® Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such information. Such information reflects the policies of, and is subject to change by, Deutsche Börse AG. The MDAX® Index is calculated, maintained and published by Deutsche Börse AG. Deutsche Börse AG has no obligation to continue to publish, and may discontinue publication of, the MDAX® Index. Additional information concerning the MDAX® Index may be obtained at the Deutsche Börse website. Information contained in the Deutsche Börse website is not incorporated by reference in, and should not be considered part of, this term sheet.

The MDAX® Index (Total Return) is reported by Bloomberg L.P. under the ticker symbol “MDAX.”

The MDAX® Index is a stock index calculated, published and disseminated by Deutsche Börse AG that measures the performance of the shares of 50 mid-cap companies from classic sectors (i.e., sectors other than technology sectors) that are listed on the FWB® Frankfurt Stock Exchange (the “FWB”) and, in terms of market capitalization and stock exchange trading volume, rank below the DAX® Index. The DAX® Index is comprised of the 30 largest and most actively traded companies listed on the FWB. The MDAX® Index has a base level of 1,000 as of December 30, 1987.

The MDAX® Index is capital-weighted, meaning the weight of any individual issue is proportionate to its respective share in the overall capitalization of all index component issuers. The weight of any single company is capped at 10% of the capitalization of the MDAX® Index, measured quarterly. The MDAX® Index is a performance (i.e., total return) index, which reinvests all income from dividend and bonus payments in the MDAX® portfolio.

Composition and Maintenance

The MDAX® Index uses free-float shares in the index calculation, which excludes shares held by 5% shareholders (other than (i) asset managers and trust companies, (ii) investment funds and pension funds and (iii) capital investment companies or foreign investment companies pursuing short-term investment strategies and whose shareholding does not exceed 25% of a company's share capital) and certain other shares that may be limited in their liquidity.

To be included or to remain in the MDAX® Index, companies have to satisfy certain prerequisites. All classes of shares must:

•	be listed in the “prime standard” segment of the FWB;

•	be traded continuously on FWB’s electronic trading system, Xetra®;

•	have a free float of at least 10% of the outstanding shares; and

•	belong to a sector or subsector that is assigned to the “Classic” (i.e., non-technology) area.

Moreover, the companies included in the MDAX® Index must have their registered office or operational headquarters in Germany. A company’s operating headquarters is defined as the location of management or company administration, in part or in full. Alternatively, a company must have the major share of its stock exchange turnover on the FWB and its juristic headquarters in the European Union or in a European Free Trade Association state.

If a company has its operating headquarters in Germany, but not its registered office, this must be publicly identified by the company. The primary trading turnover requirement is met if at least 33% of aggregate turnover over the last twelve months took place on the FWB, including Xetra®.

With the respective prerequisites being satisfied, component stocks are selected for the MDAX® Index according to two quantitative criteria:

•	order book turnover on Xetra® and in FWB’s floor trading (within the preceding 12 months); and

•	free-float market capitalization on the last trading day of each month.

The market capitalization is determined using the average of the volume-weighted average price of the last 20 trading days prior to the last day of the month.

Ordinary adjustments to the MDAX® Index are made each year in March and September, based on the following criteria:

•	Regular Exit (60/60 rule): a company can be removed from the MDAX® Index if it has a turnover ranking worse than 60 or a market capitalization ranking worse than 60. A company can be added to the MDAX® Index that has a better turnover or a better market capitalization ranking compared to the company being deleted. If more than one candidate is available, the decision will be primarily based on the market capitalization. However, the company must still fulfill the regular entry thresholds. If no such candidate exists, the largest company by market capitalization will be added; and

•	Regular Entry (60/60 rule): a company can be included in the MDAX® Index if it has a minimum turnover ranking of 60 and a minimum market capitalization ranking of 60. A company can be removed from the MDAX® Index that has a worse turnover or a worse market capitalization ranking compared to the company included. If more than one candidate is available, the decision will be primarily based on the market capitalization.

Furthermore, under the “fast-entry” and “fast-exit” rules, which are applied in March, June, September and December:

•	Fast Entry (40/40 rule): a company can be included in the MDAX® Index if it has a minimum turnover ranking of 40 and a minimum market capitalization ranking of 40. A company can be removed from the MDAX® Index that has a worse turnover or a worse market capitalization ranking compared to the company included. If more than one candidate is available, the decision will be primarily based on the market capitalization; and

•	Fast Exit (75/75 rule): a company can be removed from the MDAX® Index if it has a turnover ranking worse than 75 or a market capitalization ranking worse than 75. A company can be added to the MDAX® Index that has a better turnover or a better market capitalization ranking compared to the company being deleted. However, the company must still fulfill the fast-entry thresholds. If more than one candidate is available, the decision will be primarily based on the market capitalization. If no candidate exists, the largest company by market capitalization will be added.

Taking all these criteria into account, Deutsche Börse AG’s working committee for equity indices submits proposals to the management board of Deutsche Börse AG to leave the current index composition unchanged, or to effect changes, as applicable. The final decision as to whether or not to replace an index component stock is taken by the management board of Deutsche Börse AG. Any replacements are publicly announced by Deutsche Börse AG.

Adjustments to the index composition are also made for extraordinary circumstances, such as insolvency or the weighting of a component stock exceeding 10% and its annualized 30-day volatility exceeding 250%.

Calculation

The MDAX® Index is weighted by market capitalization; however, only freely available and tradable shares are taken into account. The MDAX® Index is a performance (i.e., total return) index, which reinvests all income from dividend and bonus payments in the MDAX® portfolio.

The level of the MDAX® Index is based on share prices reported in the Xetra® system. The level of the MDAX® Index is calculated according to the Laspeyres formula, which measures the aggregate price changes in the component stocks against the initial December 30, 1987 level of 1,000. The weighting of any individual component stock within in the MDAX® Index is limited to 10%, measured quarterly.

License Agreement with Deutsche Börse AG

We have entered into an agreement with Deutsche Börse AG providing us and certain of our affiliates or subsidiaries identified in that agreement, for a fee, with a non-exclusive license and the right to use the MDAX® Index, the data related to the MDAX® Index (the “Underlying Index Data”) and trademarks for the MDAX® Index (the “Underlying Index Trademarks”) in connection with the offering of certain securities, including the warrants offered herein. The MDAX® Index is owned and published, and the Underlying Index Data and the Underlying Index Trademarks are owned, by Deutsche Börse AG.

The warrants are neither sponsored nor promoted, distributed or in any other manner supported by Deutsche Börse AG. Deutsche Börse AG does not give any explicit or implicit warranty or representation, either regarding the results derived from the use of the MDAX® Index, the Underlying Index Data and/or the Underlying Index Trademarks or regarding the Underlying Index value at a certain point in time or on a certain date or in any other respect. The MDAX® Index and the Underlying Index Data are calculated and published by Deutsche Börse AG. Nevertheless, as far as permissible under relevant law, Deutsche Börse AG will not be liable vis-à-vis third parties for potential errors in the MDAX® Index or the Underlying Index Data. Moreover, there is no obligation for Deutsche Börse AG vis-à-vis third parties, including investors in the warrants, to point out potential errors in the MDAX® Index.

Neither the publication of the MDAX® Index by Deutsche Börse AG nor the granting of any right to use the MDAX® Index, the Underlying Index Data or the Underlying Index Trademarks in connection with the offering and sale of securities or financial products derived from the MDAX® Index, including the warrants offered herein, represents a recommendation by Deutsche Börse AG for a capital investment or contains in any manner a warranty or opinion by Deutsche Börse AG with respect to the attractiveness of an investment in the warrants.

In its capacity as sole owner of all rights to the MDAX® Index, the Underlying Index Data, and the Underlying Index Trademarks, Deutsche Börse AG has solely granted to the Issuer of the warrants the right to use the Underlying Index Data and the Underlying Index Trademarks as well as any reference to the Underlying Index Data and the Underlying Index Trademarks in connection with the offering of the warrants.

“MDAX® Index” is a registered trademark of Deutsche Börse AG.

Historical Information

The following graph sets forth the historical performance of the MDAX® Index (Total Return) based on its daily closing levels from December 30, 2010 through December 30, 2015. The closing level of the Index on December 30, 2015 was 20,774.62. We obtained the historical closing levels of the Index below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information.

The historical closing levels of the Index should not be taken as an indication of future performance and no assurance can be given as to the closing level of the Index on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

General Terms of the Warrants

The following description of the terms of the warrants supplements the description of the general terms of the warrants set forth under the headings “Description of Warrants” in the accompanying prospectus supplement, prospectus addendum and prospectus. Capitalized terms used but not defined in this term sheet have the meanings assigned to them in the accompanying prospectus supplement, prospectus addendum or prospectus.

General

The warrants are unsecured contractual obligations of Deutsche Bank AG that are linked to the MDAX® Index (Total Return). The warrants will be issued by Deutsche Bank AG under the Warrant Agreement.

The warrants are our unsecured contractual obligations and will rank equally and pari passu with our other unsecured contractual obligations and with our unsecured and unsubordinated debt obligations, subject to any statutory priority regime of the jurisdiction of our incorporation (or, in the case of warrants issued by us through a branch, of the jurisdiction where the branch is established) that provides certain claims will be satisfied first in a resolution or German insolvency proceeding with respect to the issuer.

The warrants are not bank deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

The specific terms of the warrants are set forth under the heading “Key Terms” on the cover page of this term sheet and in the subsections below. Unless otherwise specified, any reference to the Index in this term sheet shall include any Successor Index (as defined below).

Market Disruption Events

A “Market Disruption Event” means a determination by the Calculation Agent in its sole discretion that the occurrence or continuance of one or more of the following events materially interfered or interferes with our ability or the ability of any of our affiliates to establish, adjust or unwind all or a material portion of any hedge with respect to the warrants:

•	a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Index on the Relevant Exchanges for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such Relevant Exchanges;

•	a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Index during the one hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate;

•	a suspension, absence or material limitation of trading on any major market for trading in futures or options contracts or exchange traded funds related to the Index for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the futures or options contracts or exchange traded funds related to the Index.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the disrupted Index shall be based on a comparison of:

•	the portion of the level of such Index attributable to that security, relative to

•	the overall level of the Index,

in each case, immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event has occurred:

•	a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market;

•	limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization, the SEC or any other relevant authority of scope similar to NYSE Rule 80B as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts or exchange traded funds related to the Index by any major market for trading in such contracts or funds by reason of:

o	a price change exceeding limits set by such exchange or market;

o	an imbalance of orders relating to such contracts or funds; or

o	a disparity in bid and ask quotes relating to such contracts or funds will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the Index; and

•	a “suspension, absence or material limitation of trading” on any Relevant Exchange or on any major market for trading in futures or options contracts or exchange traded funds related to the Index will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.

If the Final Valuation Date is not a trading day or a Market Disruption Event occurs or is continuing on the Final Valuation Date, then the Final Valuation Date will be postponed to the next trading day on which no Market Disruption Event occurs or is continuing; provided that the Final Valuation Date will not be postponed later than the fifth scheduled trading day after the originally scheduled Final Valuation Date (the “Fifth Day”). If the Final Valuation Date is postponed to the Fifth Day and the Fifth Day is not a trading day or a Market Disruption Event occurs or is continuing on the Fifth Day, then the closing level of the Index will be determined by the Calculation Agent on the Fifth Day using the formula for, and method of calculating, the closing level last in effect prior to the commencement of the Market Disruption Event or initial non-trading day using the closing price of each component of the Index (or, if trading in the relevant component has been materially suspended or materially limited, the Calculation Agent’s good faith estimate of the closing price) on the Fifth Day.

Upon postponement of the Final Valuation Date, the Expiration Date will be postponed to a business day following the date on which the Calculation Agent determines the closing level of the Index (the “postponed Final Valuation Date”), so that the number of business days between the postponed Final Valuation Date and the postponed Expiration Date will be equal to the number of business days between the originally scheduled Final Valuation Date and Expiration Date.

“Business day” means any day other than a day that is (i) a Saturday or Sunday, (ii) a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) a day on which transactions in U.S. dollars are not conducted in the City of New York or London, England.

“Trading day” means any day other than a day on which (i)(A) trading is generally not conducted on the Relevant Exchange for the Index (notwithstanding any such Relevant Exchange closing prior to its scheduled closing time) and/or (B) the level of the Index is not published by the Index Sponsor and (ii) the Calculation Agent determines in its sole discretion that such non-trading or non-publication materially interfered or interferes with our ability or the ability of any of our affiliates to establish, adjust or unwind all or a material portion of any hedge with respect to the warrants.

“Relevant Exchange” means the primary organized exchanges or markets of trading for (i) any security then included in the Index or (ii) any futures or options contract or fund related to the Index or to any security then included in the Index.

Discontinuation of the Index; Alteration of Method of Calculation

If the Index Sponsor discontinues publication of the Index and the Index Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index (such index, a “Successor Index”), then the closing level of the Index on any trading day following the publication of such Successor Index on which a level for such Index must be taken for the purposes of the warrants, including the Final Valuation Date (a “Relevant Date”), will be determined by reference to the official closing level of such Successor Index, with such adjustment as the Calculation Agent deems necessary to take into account the different levels of the Index and such Successor Index at the time of such succession.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be promptly furnished to the warrant agent, to us and to the holders of the warrants.

If the Index Sponsor discontinues publication of the Index prior to, and such discontinuance is continuing on, any Relevant Date and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, or the Calculation Agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to, and such discontinuation is continuing on, such Relevant Date, then (a) the Calculation Agent will determine the closing level of the Index for such Relevant Date and (b) the Index level, if applicable, at any time on such Relevant Date will be deemed to equal the closing level of the Index on that Relevant Date, as determined by the Calculation Agent. The closing level of the Index will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Index or Successor Index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant component has been materially suspended or materially limited, its good faith estimate of the closing price) on such date of each component most recently composing the Index or Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index or Successor Index, as applicable, may adversely affect the value of the warrants.

If at any time the method of calculating the Index or a Successor Index, or the level thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that the level of the Index or such Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the closing level of the Index or such Successor Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of an index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the relevant closing level of the Index or such Successor Index with reference to the Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified so that the level of the Index or such Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index or such Successor Index), then the Calculation Agent will adjust the Index or such Successor Index in order to arrive at a level of the Index or such Successor Index as if there had been no such modification (e.g., as if such split had not occurred).

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent (the “Calculation Agent”). The Calculation Agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the warrants on any relevant date or time. The Calculation Agent will also be responsible for determining whether there has been a Market Disruption Event or a discontinuation of the Index and whether there has been a material change in the method of calculating the Index. Unless otherwise provided in this term sheet, all determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the warrant agent and us. We may appoint a different Calculation Agent from time to time after the Trade Date without your consent and without notifying you.

The Calculation Agent will provide written notice to the warrant agent at its New York office, on which notice the warrant agent may conclusively rely, of the amount to be paid on the Expiration Date, on or prior to 11:00 a.m. on the business day preceding the Expiration Date.

All calculations with respect to the level of the Index and Index Strike Return will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all U.S. dollar amounts related to determination of the payment per warrant on the Expiration Date, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all U.S. dollar amounts paid on the aggregate Notional Amount of warrants per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Modification

Under the heading “Description of Warrants — Significant Provisions of the Warrant Agreement” in the accompanying prospectus supplement is a description of when the consent of each affected holder of warrants is required to modify the Warrant Agreement.

Listing

The warrants will not be listed on any securities exchange.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as depositary for the warrants. The warrants will be issued only as fully-registered warrants registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global warrant certificates, representing the aggregate number or Notional Amount of the warrants, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Warrants — Book-Entry Only Issuance — The Depository Trust Company.”

Warrant Agent

Payment of amounts due upon expiration of the warrants will be payable and the transfer of the warrants will be registrable at the office of Deutsche Bank Trust Company Americas in The City of New York.

Registration of transfers of the warrants will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The warrants will be governed by and interpreted in accordance with the laws of the State of New York, excluding choice of law provisions, except as may otherwise be required by mandatory provisions of law.

Use of Proceeds; Hedging

The net proceeds we receive from the sale of the warrants will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the warrants, as more particularly described in “Use of Proceeds” in the accompanying prospectus. The Warrant Premium includes each agent’s commissions (as shown on the cover page of this term sheet) paid with respect to the warrants and the estimated cost of hedging our obligations under the warrants. The estimated cost of hedging includes the profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the warrants. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the Trade Date, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the warrants by taking positions in the Index, the Index components, or instruments whose value is derived from the Index or its components. While we cannot predict an outcome, such hedging activity or other hedging or investment activity could potentially adversely affect the level of the Index, which could adversely affect your return on the warrants. Similarly, the unwinding of our or our affiliates’ hedges near or on the Final Valuation Date could decrease the closing levels of the Index or the Index components on such dates, which could have an adverse effect on the value of the warrants. From time to time, prior to expiration of the warrants, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Index, the Index components, or instruments whose value is derived from the Index or its components. Although we have no reason to believe that any of these activities will have a material impact on the level of the Index or the value of the warrants, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No warrant holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

Supplemental Plan of Distribution

Under the terms and subject to the conditions contained in the Distribution Agreement entered into between Deutsche Bank AG and each of JPMS LLC and JPMorgan Chase Bank, N.A., as agents (each, an “agent” and collectively, the “agents”), each agent will agree to purchase, and we will agree to sell, the aggregate amount of warrants set forth on the cover page of the relevant pricing supplement containing the final pricing terms of the warrants. Each agent proposes initially to offer the warrants directly to the public at the public offering price set forth herein. After the initial offering of the warrants, each agent may vary the offering price and other selling terms from time to time.

JPMS LLC and JPMorgan Chase Bank, N.A., acting as agents for Deutsche Bank AG, will receive a selling concession in connection with the sale of the warrants of up to 0.65% of the Notional Amount or $6.50 per warrant. The agents may sell all or a part of the warrants that it purchases from us to its affiliates or certain dealers at the price to the public indicated on the cover of this term sheet, minus a concession not to exceed the discounts and commissions as set forth above.

Secondary market offers and sales, if any, will be made at prices related to market prices at the time of such offer or sale; accordingly, the agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the warrants, the agents may engage in transactions that stabilize, maintain or otherwise affect the price of the warrants. Specifically, the agents may sell more warrants than it is obligated to purchase in connection with the offering, creating a naked short position in the warrants for its own account. The agents must close out any naked short position by purchasing the warrants in the open market. A naked short position is more likely to be created if the agents are concerned that there may be downward pressure on the price of the warrants in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agents may bid for, and purchase, warrants in the open market to stabilize the price of the warrants. Any of these activities may raise or maintain the market price of the warrants above independent market levels or prevent or retard a decline in the market price of the warrants. The agents are not required to engage in these activities, and may end any of these activities at any time.

No action has been or will be taken by us, JPMS LLC, JPMorgan Chase Bank, N.A. or any dealer that would permit a public offering of the warrants or possession or distribution of this term sheet or the accompanying prospectus supplement, prospectus addendum or prospectus, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the warrants, or distribution of this term sheet or the accompanying prospectus supplement, prospectus addendum or prospectus or any other offering material relating to the warrants, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agents or any dealer.

Each agent has represented and agreed, and any other agent through which we may offer the warrants will represent and agree, that if any warrants are to be offered outside the United States, it will not offer or sell any such warrants in any jurisdiction if such offer or sale would not be in compliance with any applicable law or regulation or if any consent, approval or permission is needed for such offer or sale by it or for or on behalf of the Issuer unless such consent, approval or permission has been previously obtained and such agent will obtain any consent, approval or permission required by it for the subscription, offer, sale or delivery of the warrants, or the distribution of any offering materials, under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any subscription, offer, sale or delivery.

Settlement

We expect to deliver the warrants against payment for the warrants on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the warrants more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.